Exhibit 99

MEREDITH CORPORATION REPORTS
STRONG THIRD QUARTER RESULTS

Contact:	Dirck Steimel Phone: (515) 284-2205 E-Mail: dirck.steimel@meredith.com	Jim Jacobson Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Certain information contained in this release is in conformance with Regulation G, in which the SEC addresses the usage and disclosure of non-GAAP (generally accepted accounting principles) financial measures. At the beginning of fiscal 2003, the Company adopted SFAS No. 142, which changes the accounting for goodwill and other intangible assets with indefinite lives. Unless specifically stated otherwise and to enhance comparability, all comparative fiscal 2002 results are stated on an adjusted, or a non-GAAP basis, as if the amortization provisions of SFAS No. 142 were in effect in fiscal 2002. Additionally, nine month fiscal 2002 results exclude non-operating income of $2.0 million ($1.2 million after tax), or $0.02 per share, realized in the second quarter of fiscal 2002. This represents proceeds from the demutualization of an insurance company with which Meredith holds policies. The attached financial statements present the Company's GAAP results and compare them to adjusted, or non-GAAP, results. Table 1, which follows the financial statements, reconciles the GAAP results to the non-GAAP results.

DES MOINES, Iowa, April 29, 2003 - Meredith Corporation (NYSE:MDP) today reported results for the third fiscal quarter and nine months ended March 31, 2003.

Third Quarter Fiscal 2003 Results

On a generally accepted accounting principles (GAAP) basis, net earnings were $25.5 million, or $0.50 per share, compared to $17.9 million, or $0.35 per share, in the third quarter of fiscal 2002.

Fiscal 2003 earnings represent a 17 percent increase from prior year adjusted earnings of $21.8 million, or $0.43 per share, which exclude amortization that is no longer required due to SFAS No. 142. (See Table 1 for a reconciliation of prior year GAAP and non-GAAP results.)

William T. Kerr, Meredith's Chairman and Chief Executive Officer, stated, "We are very pleased to report strong results in a quarter overshadowed by uncertainty related to the economy and the war in Iraq. Our earnings per share increased 16 percent, exceeded the consensus estimate, and represented the fourth consecutive quarter of year-over-year earnings growth. This momentum is a result of successful execution of sound business strategies and aggressive marketing initiatives that we implemented to counter the advertising recession, which began in 2001, to expand our leadership in the home and family markets, and to improve our broadcasting operations."

Total Company revenues were $278.2 million, up 9 percent, from $256.2 million in the same period of fiscal 2002 and income from operations increased 14 percent.

Nine Month Fiscal 2003 Results

On a GAAP basis, net earnings before the cumulative effect of a change in accounting principle were $61.3 million, or $1.20 per share, compared to $35.3 million, or $0.69 per share, in the prior year.

Nine month fiscal 2003 earnings represent a 34 percent increase from prior year adjusted earnings of $45.9 million, or $0.90 per share, which excludes previously discussed SFAS No. 142-related amortization and non-operating income. (See Table 1 for a reconciliation of prior year GAAP and non-GAAP results.)

The Company recorded an after-tax charge of $85.7 million, or $1.68 per share, in connection with its adoption of SFAS No. 142 in the first quarter of fiscal 2003. This reflects the write-down of goodwill and other intangible assets. Including the charge, the Company reported a net loss of $24.5 million, or ($0.48) per share for the nine months of fiscal 2003.

Total Company revenues were $779.9 million, up 8 percent, from $720.7 million in the same period of fiscal 2002 and income from operations increased 27 percent.

Operating Highlights

Publishing

Publishing operating profit increased 13 percent to $46.6 million in the third quarter of fiscal 2003 from adjusted operating profit of $41.3 million in the prior year. The third quarter of fiscal 2003 included higher postage rates and approximately $2.0 million of previously disclosed intangible amortization related to the December 2002 acquisition of the American Baby Group. In future quarters, amortization related to the American Baby Group is expected to approximate $200,000.

In the third quarter, total publishing revenues grew 12 percent (5 percent excluding the American Baby Group) driven primarily by strong advertising revenue growth. According to Publisher's Information Bureau (PIB), Better Homes and Gardens increased its advertising revenue share in the women's service field by one percentage point to 31 percent for the 12 months ending with the March 2003 issue. Better Homes and Gardens' share is now 12 percentage points greater than the share of its nearest competitor, up two percentage points from the comparable period. Third quarter advertising revenue growth was also particularly strong for Ladies' Home Journal, Midwest Living, and MORE magazines.

Kerr commented, "We are encouraged with the performance of Ladies' Home Journal, our second largest title, which posted a 33 percent gain in advertising pages during the quarter. Ladies' Home Journal gained one share point to 12 percent of advertising revenue in the women's service field for the 12 months ending with the March issues, according to PIB. Changes implemented by our new editorial and publishing management team were instrumental in its improved third quarter performance. Continuing this execution should further strengthen Ladies' Home Journal's share in the women's service field.

"Our book operations performed exceptionally well in the quarter," Kerr continued. "We instituted more aggressive marketing and editorial development efforts, which resulted in increased distribution in both traditional and non-traditional retail outlets. In March, we published Trading Spaces Behind the Scenes, which has been one of the highest ranked books on several best-seller lists."

For the first nine months of fiscal 2003, publishing operating profit increased 14 percent and the group's revenues grew 8 percent (5 percent excluding the American Baby Group). This solid performance was attributable to advertising revenue growth, market share gains, and very strong results in the Company's book operations.

 Broadcasting

Broadcasting operating profit grew 9 percent to $7.3 million in the third quarter of fiscal 2003 from adjusted operating profit of $6.7 million in the prior year. Earnings before interest, taxes, depreciation, and amortization (EBITDA) (a non-GAAP measure) were $11.6 million in the third quarter of fiscal 2003 compared to $10.7 million in the comparable period. (See Table 1 for a reconciliation of GAAP results to EBITDA.)

"We are very pleased to report another quarter of EBITDA margin improvement," Kerr said. "This represented the fourth consecutive quarter of year-over-year EBITDA margin growth. Our same-station revenue growth outpaced the top-line performance of the industry, according to industry sources."

Broadcasting results improved despite an estimated $1.5 million loss of revenue attributable to the war with Iraq and challenging comparisons to last year's third fiscal quarter, which included $2.5 million of Super Bowl and Olympics advertising.

Same-station revenues increased 6 percent in the third quarter of fiscal 2003. Same-station revenues in both periods are adjusted to include revenues of KPTV in Portland, OR, and exclude revenues of the two Florida stations, which the Company exchanged for KPTV last June.

"In the February ratings period, most of our stations produced strong ratings gains in the key demographic of adults 25-54. Of note, our stations in our largest markets performed very well," Kerr said.

In Phoenix, KPHO posted ratings gains for its late newscast, its 6 PM newscast, and all of its morning newscasts. WGCL in Atlanta improved ratings for all its morning newscasts, its 6 PM newscast, and its prime time programming. Additionally, KPTV in Portland and WFSB in Hartford increased ratings for all of their newscasts and lead-in programming.

For the nine months of fiscal 2003, broadcasting operating profit increased 58 percent from $28.9 million to $45.8 million. The group's EBITDA rose to $58.2 million in the nine months of fiscal 2003 from $41.3 million in the prior year. The group's EBITDA margin increased to 29 percent for the nine months of fiscal 2003 from 22 percent in the comparable period. Total broadcasting revenues increased 10 percent and same station revenues rose 19 percent.

Other Financial Highlights

Net interest expense was $6.4 million in the third quarter of 2003, compared to $6.5 million in the comparable quarter. Total debt was $415 million as of March 31, 2003, down $9 million from $424 million at December 31, 2002.

During the quarter, Meredith purchased 235,000 shares of stock as part of the Company's ongoing share repurchase program. For the nine months of fiscal 2003, Meredith purchased more than 560,000 shares of stock.

Outlook

Publishing advertising revenues, excluding the American Baby Group, are running up in the mid teens for the fourth quarter of fiscal 2003. Broadcast pacings are currently running up in the low single digits on a same-station basis. Pacings are a snapshot in time, change frequently, and have recently been quite volatile. The war has reduced the Company's near-term visibility, particularly for broadcast pacings.

The Company believes the current First Call consensus estimate of $1.75 is achievable for fiscal 2003. This represents earnings before the cumulative effect of a change in accounting principle related to SFAS No. 142, which was recorded in the first quarter of fiscal 2003.

Previously, the Company reported adjusted fiscal 2002 earnings of $1.42 per share. In light of new SEC guidelines concerning items that may be considered special, or non-recurring, the Company's adjusted net earnings for fiscal 2002 were $1.38 per share. This includes a $0.04 per share write-down of broadcast film rights that was previously excluded from adjusted fiscal 2002 earnings.

Conference Call Webcast

Meredith will host a conference call on April 29, 2003 at 11:00 AM EDT (10 AM CDT), to discuss the results for the quarter. A live webcast will be accessible to the public on the Company's website www.meredith.com. The webcast will remain available until May 6, 2003.

Rationale For Use and Access to Non-GAAP Measures

Non-GAAP measures such as SFAS No. 142-adjusted results, EBITDA, and results that exclude non-operating income or expense items should not be construed as alternative measures of, but as supplemental information to, the Company's net income as defined under GAAP.

Management uses and presents non-GAAP measures, along with GAAP results, to evaluate and communicate the performance of the Company and its segments. The Company's management believes the non-GAAP measures provide an additional analytical tool to understand the Company's core operations and underlying trends. EBITDA is a useful measure because of its focus on the Company's results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts, lenders, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to evaluate a company's ability to meet its debt service requirements. A reconciliation of GAAP to adjusted, or non-GAAP measures, is included in Table 1 of this release.

This release will be made available to the public on the Investor Relations section of the Company's website. See http://www.meredith.com/investors/index.html and click on "Financial Releases" link in the navigation bar on the left side of the page.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found in the attached income statements.

About Meredith Corporation

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media.  The Meredith Publishing Group, the country's foremost home and family authority, features 16 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and approximately 170 special interest publications. Meredith owns 11 television stations - including properties in top 25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Carnival Cruise Lines. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 24 web sites, and strategic alliances with leading Internet destinations.

# # #

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Three Months ended March 31			Percent
	2003	2002		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands except per share)
Revenues:
Advertising	$166,441	$145,951	$145,951	14.0%
Circulation	67,895	67,209	67,209	1.0%
All other	43,840	43,035	43,035	1.9%
Total revenues	278,176	256,195	256,195	8.6%

Operating costs and expenses:
Production, distribution and editorial	122,208	114,331	114,331	6.9%
Selling, general and administrative	98,557	92,692	92,692	6.3%
Depreciation and amortization	9,461	13,494	7,034	34.5%
Total operating costs and expenses	230,226	220,517	214,057	7.6%

Income from operations	47,950	35,678	42,138	13.8%

Interest income	189	102	102	85.3%
Interest expense	(6,568)	(6,606)	(6,606)	0.6%

Earnings before income taxes	41,571	29,174	35,634	16.7%

Income taxes	16,083	11,290	13,790	16.6%

Net earnings	$25,488	$17,884	$21,844	16.7%

Basic earnings per share	$0.51	$0.36	$0.44	15.9%

Basic average shares outstanding	49,761	49,428	49,428	0.7%

Diluted earnings per share	$0.50	$0.35	$0.43	16.3%

Diluted average shares outstanding	51,041	50,885	50,885	0.3%

Dividends paid per share	$0.095	$0.090	$0.090	5.6%

*			Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001.
GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Nine Months ended March 31			Percent
	2003	2002		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands except per share)
Revenues:
Advertising	$466,739	$414,373	$414,373	12.6%
Circulation	191,049	191,155	191,155	(0.1)%
All other	122,161	115,141	115,141	6.1%
Total revenues	779,949	720,669	720,669	8.2%

Operating costs and expenses:
Production, distribution and editorial	336,689	320,846	320,846	4.9%
Selling, general and administrative	298,169	282,803	282,803	5.4%
Depreciation and amortization	23,690	40,544	21,164	11.9%
Total operating costs and expenses	658,548	644,193	624,813	5.4%

Income from operations	121,401	76,476	95,856	26.6%

Other nonoperating income (expense)	(297)	2,030	--	NM
Interest income	510	375	375	36.0%
Interest expense	(21,664)	(21,376)	(21,376)	(1.3)%

Earnings before income taxes and cumulative
effect of change in accounting principle	99,950	57,505	74,855	33.5%

Income taxes	38,681	22,254	28,968	33.5%

Net earnings before cumulative effect of
change in accounting principle	$61,269	$35,251	$45,887	33.5%

Cumulative effect of change in
accounting principle (net of taxes)	(85,749)	--	--	NM

Net (loss) earnings	$(24,480)	$35,251	$45,887	NM

Basic earnings per share
Before cumulative effect of change in accounting principle	$1.24	$0.71	$0.93	32.3%
Cumulative effect of change in accounting principle	(1.73)	--	--	NM
Net basic (loss) earnings per share	$(0.49)	$0.71	$0.93	NM

Basic average shares outstanding	49,635	49,502	49,502	0.3%

Diluted earnings per share
Before cumulative effect of change in accounting principle	$1.20	$0.69	$0.90	33.3%
Cumulative effect of change in accounting principle	(1.68)	--	--	NM
Net diluted (loss) earnings per share	$(0.48)	$0.69	$0.90	NM

Diluted average shares outstanding	51,060	50,834	50,834	0.4%

Dividends paid per share	$0.275	$0.260	$0.260	5.8%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
NM - not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
	Three Months ended March 31			Percent
	2003	2002		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands)
Revenues
Publishing	$220,800	$197,394	$197,394	11.9%
Broadcasting	57,376	58,801	58,801	(2.4) %
Total revenues	$278,176	$256,195	$256,195	8.6%

Operating Profit
Publishing	$46,551	$40,700	$41,263	12.8%
Broadcasting	7,311	781	6,678	9.5%
Unallocated corporate	(5,912)	(5,803)	(5,803)	(1.9)%
Income from operations	47,950	35,678	42,138	13.8%

Interest income	189	102	102	85.3%
Interest expense	(6,568)	(6,606)	(6,606)	0.6%
Earnings before income taxes and cumulative
effect of change in accounting principle	41,571	29,174	35,634	16.7%

Income taxes	16,083	11,290	13,790	16.6%
Net earnings before cumulative effect
of change in accounting principle	$25,488	$17,884	$21,844	16.7%

Depreciation & Amortization
Publishing	$4,503	$2,949	$2,386	88.7%
Broadcasting	4,268	9,932	4,035	5.8%
Unallocated corporate	690	613	613	12.6%
Total depreciation & amortization	$9,461	$13,494	$7,034	34.5%

	Three Months ended March 31			Percent
	2003	2002		Change
OTHER DATA
EBITDA
Publishing	$51,054	$43,649		17.0%
Broadcasting	11,579	10,713		8.1%
Unallocated corporate	(5,222)	(5,190)		0.6%
Total EBITDA	$57,411	$49,172		16.8%

*			Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001.
GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
	Nine Months ended March 31			Percent
	2003	2002		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands)
Revenues
Publishing	$577,595	$536,503	$536,503	7.7%
Broadcasting	202,354	184,166	184,166	9.9%
Total revenues	$779,949	$720,669	$720,669	8.2%

Operating Profit
Publishing	$92,891	$80,004	$81,693	13.7%
Broadcasting	45,774	11,197	28,888	58.5%
Unallocated corporate	(17,264)	(14,725)	(14,725)	(17.2)%
Income from operations	121,401	76,476	95,856	26.6%

Other nonoperating income (expense)	(297)	2,030	--	NM
Interest income	510	375	375	36.0%
Interest expense	(21,664)	(21,376)	(21,376)	(1.3)%
Earnings before income taxes and cumulative
effect of change in accounting principle	99,950	57,505	74,855	33.5%

Income taxes	38,681	22,254	28,968	33.5%
Net earnings before cumulative effect
of change in accounting principle	$61,269	$35,251	$45,887	33.5%

Depreciation & Amortization
Publishing	$9,565	$8,509	$6,820	40.2%
Broadcasting	12,382	30,123	12,432	(0.4)%
Unallocated corporate	1,743	1,912	1,912	(8.8)%
Total depreciation & amortization	$23,690	$40,544	$21,164	11.9%

	Nine Months ended March 31			Percent
	2003	2002		Change
OTHER DATA
EBITDA
Publishing	$102,456	$88,513		15.8%
Broadcasting	58,156	41,320		40.7%
Unallocated corporate	(15,521)	(12,813)		21.1%
Total EBITDA	$145,091	$117,020		24.0%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
NM - not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31	June 30
Assets	2003	2002
(In thousands)
Current assets:
Cash and cash equivalents	$11,523	$28,225
Accounts receivable, net	156,605	128,204
Other current assets	134,088	115,782
Total current assets	302,216	272,211

Property, plant and equipment, net	203,691	211,250

Other assets	87,303	83,186
Intangibles, net	677,279	672,969
Goodwill	200,106	220,648

Total assets	$1,470,595	$1,460,264

	March 31	June 30
Liabilities and Shareholders' Equity	2003	2002
(In thousands)
Current liabilities:
Current portion of long-term debt	$--	$--
Accounts payable and accruals	159,128	146,333
Other current liabilities	177,854	161,073

Total current liabilities	336,982	307,406

Long-term debt	415,000	385,000
Other noncurrent liabilities	251,517	260,141

Total liabilities	1,003,499	952,547

Shareholders' equity:
Common stock	39,732	39,256
Class B stock	9,993	10,320
Other shareholders' equity	417,371	458,141

Total shareholders' equity	467,096	507,717

Total liabilities and shareholders' equity	$1,470,595	$1,460,264

Table 1

The following tables provide reconciliations between segment operating profit, adjusted segment operating profit (as previously defined) and segment EBITDA, a measure of segment earnings before depreciation and amortization.

Three Months ended March 31	2003		2002
	Publishing	Broadcasting	Publishing	Broadcasting
Segment operating profit	$46,551	$7,311	$40,700	$781
Amortization eliminated if SFAS No. 142 effective 7/1/2001	--	--	563	5,897
Adjusted segment operating profit	46,551	7,311	41,263	6,678
Other depreciation and amortization	4,503	4,268	2,386	4,035
Segment EBITDA	$51,054	$11,579	$43,649	$10,713

Nine Months ended March 31	2003		2002
	Publishing	Broadcasting	Publishing	Broadcasting
Segment operating profit	$92,891	$45,774	$80,004	$11,197
Amortization eliminated if SFAS No. 142 effective 7/1/2001	--	--	1,689	17,691
Adjusted segment operating profit	92,891	45,774	81,693	28,888
Other depreciation and amortization	9,565	12,382	6,820	12,432
Segment EBITDA	$102,456	$58,156	$88,513	$41,320

The following tables provide reconciliations between earnings before the cumulative effect of a change in accounting principle and adjusted net earnings assuming the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangibles were effective July 1, 2001 and eliminating nonoperating income received from the demutualization of an insurance company with which the company holds policies.

	Three Months		Nine Months
	Ended March 31		Ended March 31
	2003	2002	2003	2002
Net earnings before cumulative effect of change in accounting principle	$25,488	$17,884	$61,269	$35,251
Amortization eliminated if SFAS No. 142 effective 7/1/2001 (net of effect on taxes)	--	3,960	--	11,880
Nonoperating income (net of tax)	--	--	--	(1,244)
Adjusted net earnings	$25,488	$21,844	$61,269	$45,887

Diluted earnings per share before cumulative effect of change in accounting principle	$0.50	$0.35	$1.20	$0.69
Amortization eliminated if SFAS No. 142 effective 7/1/2001 (net of effect on taxes)	--	0.08	--	0.23
Nonoperating income (net of tax)	--	--	--	(0.02)
Adjusted earnings per share	$0.50	$0.43	$1.20	$0.90
Table 1 continued

The following tables provide reconciliations between fiscal 2002 net earnings and adjusted net earnings assuming the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangibles were effective July 1, 2001 and eliminating nonoperating income that resulted primarily from the disposition of two television stations and interest expense associated with a write-off related to interest rate swap contracts.

Year ended June 30	2002

Net earnings	$91,381
Amortization eliminated if SFAS No. 142 effective 7/1/2001 (net of effect on taxes)	15,720
Nonoperating income (net of tax)	(39,117)
Interest rate swap write-off (net of tax)	2,157
Adjusted net earnings	$70,141

Diluted earnings per share	$1.79
Amortization eliminated if SFAS No. 142 effective 7/1/2001 (net of effect on taxes)	0.31
Nonoperating income (net of tax)	(0.76)
Interest rate swap write-off (net of tax)	0.04
Adjusted earnings per share	$1.38